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                                                                    EXHIBIT 23.3



                               ACCOUNTANTS' CONSENT



The Board of Directors
HomeSide Lending, Inc.:



We consent to incorporation by reference in the registration statement on Form S-3 of HomeSide Lending, Inc. of our report dated October 16, 1998, relating to the consolidated balance sheet of HomeSide Lending, Inc. and subsidiaries as of September 30, 1998, and the related consolidated statements of income, stockholder's equity, and cash flows for the period from February 11, 1998 through September 30, 1998, which report appears in the September 30, 1998, annual report on Form 10-K of HomeSide Lending, Inc. We also consent to the reference to our firm under the heading "Experts" in the prospectus.


                                              /s/  KPMG LLP


Jacksonville, Florida
July 30, 1999